Exhibit 99.1

AXIS CAPITAL PRICES $400 MILLION OF 6.875% SERIES C PREFERRED SHARES

Pembroke, Bermuda, March 12, 2012

AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today announced that it has priced an offering of 16,000,000 shares of 6.875% Series C Preferred Shares, par value $0.0125 per share and a liquidation preference of $25.00 per share (or $400,000,000 in aggregate liquidation preference). The offering was made pursuant to an effective shelf registration statement and is expected to close on March 19, 2012, subject to customary closing conditions.

Dividends on the 6.875% Series C Preferred Shares will be payable on a non-cumulative basis only when, as and if declared by our board of directors at a rate equal to 6.875% of the liquidation preference per annum (equivalent to $1.71875 per share).

AXIS Capital has applied to list the 6.875% Series C Preferred Shares on the New York Stock Exchange under the symbol “AXSprC.”

AXIS Capital intends to use the net proceeds from the offering and cash on hand to repurchase any and all of its outstanding 7.50% Series B Preferred Shares pursuant to its previously announced tender offer and to redeem a portion of its outstanding Series A Preferred Shares following consummation of the offering.

In no event will the information contained in this press release regarding the 6.875% Series C Preferred Shares constitute an offer to sell or a solicitation of an offer to buy any 6.875% Series C Preferred Shares or any other securities of AXIS Capital, nor shall there be any sale of the 6.875% Series C Preferred Shares in any jurisdiction in which the offer or sale is not permitted. This offering may be made only by means of the preliminary prospectus. You may obtain a copy of the preliminary prospectus and the final prospectus, when available, from the SEC website at www.sec.gov. Alternatively, the underwriter will arrange to send you these documents if you request them by contacting Wells Fargo Securities, LLC at 1525 West W.T. Harris Boulevard, NC0675, Charlotte, NC 28262, Attention: Syndicate Operations, by calling toll-free: (800) 326-5897 or by emailing: cmclientsupport@wellsfargo.com, Attention: Syndicate Operations.

The previously announced tender offer is being made pursuant to the Offer to Purchase dated March 12, 2012 and the related Letter of Transmittal. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell AXIS Capital’s 7.50% Series B Preferred Shares.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2011 of $5.4 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include the occurrence and magnitude of natural and man-made disasters; actual claims exceeding our loss reserves; general economic, capital and credit market conditions; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues;

the failure of our cedants to adequately evaluate risks; inability to obtain additional capital on favorable terms, or at all; the loss of one or more key executives; a decline in our ratings with rating agencies; loss of business provided to us by our major brokers; changes in accounting policies or practices; the use of industry catastrophe models and changes to these models; changes in governmental regulations; increased competition; changes in the political environment of certain countries in which we operate or underwrite business; fluctuations in interest rates, credit spreads, equity prices and/or currency values, and the other factors set forth in our most recent report on Form 10-K and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts Linda Ventresca AXIS Capital Holdings Limited investorrelations@axiscapital.com (441) 405-2727	Media Contacts Michael Herley Kekst and Company michael-herley@kekst.com (212) 521-4897

2